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                                                                     EXHIBIT 8.1

               [LETTERHEAD OF BALCH & BINGHAM LLP APPEARS HERE]

                                 May 26, 1998

New South Bancshares, Inc.
1900 Crestwood Boulevard
Birmingham, Alabama 35210

        Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to New South Bancshares, Inc. in connection with the preparation of a Registration Statement on Form S-1, including a preliminary prospectus (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        We have reviewed copies of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

        Based on the foregoing, we hereby confirm that the statements of law and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences" constitute our opinion, based upon current law and regulations as discussed in the Registration Statement.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Balch & Bingham LLP under the captions "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Registration Statement.

                                        Very truly yours,

                                        /s/ Balch & Bingham LLP
                                        ------------------------
                                        Balch & Bingham LLP